Exhibit 10.7

July 28, 2023

Subra Sankar
Via email

Re: Confirmatory Employment Letter
Dear Subra:
This confirmatory employment letter agreement (the “Agreement”) is entered into between Subra Sankar (“you”) and Nautilus Subsidiary, Inc. (the “Company” or “we”), effective as of the date of this Agreement as first set forth above (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. Nautilus Biotechnology, Inc. (“Nautilus”), the Company, and each of Nautilus’ other subsidiaries are referred to in this Agreement as the “Company Group.”
1.Title; Position; Location. You will be employed by the Company and will continue to serve as the Company’s and Nautilus’ Senior Vice President of Product Development. You also will continue to report to the Chief Executive Officer of Nautilus (the “CEO”) and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the CEO. You will perform your duties from the Company’s corporate offices located in San Carlos, California (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s corporate offices is in effect), subject to customary travel as reasonably required by the Company Group and necessary to perform your job duties.
2.Base Salary. As of the Effective Date, your annual base salary will continue to be $353,000, payable less any applicable withholdings in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment from time to time by the Board of Directors of Nautilus (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.
3.Annual Bonus. For Nautilus’ 2023 fiscal year, you will be eligible for a target annual cash bonus opportunity equal to forty percent (40%) of your annual base salary. Any annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion, and subject to your continued employment through the date that the bonus is paid to you. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that additional discretionary bonus amounts be granted to you.
4.Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements Nautilus may have in effect from time to time. The Board or the Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
5.Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees (or other applicable Company Group member for its and/or its subsidiaries’ employees) from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company Group reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
6.Severance. You previously entered into a Change in Control and Severance Agreement with Nautilus dated April 7, 2021 (the “Prior Severance Agreement”). Concurrently with the execution of this Agreement, you agree to enter into the Change in Control and Severance Agreement attached hereto as Exhibit A with the Company (the “Amended Severance Agreement”). The Amended Severance Agreement supersedes and replaces in its entirety the Prior Severance Agreement. Upon execution of the Amended Severance Agreement, you will be eligible for the severance payments and benefits described therein in accordance with the terms thereof.
7.Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company Group and, during the course of your employment, you may develop certain information or inventions that will be the property of the Company Group. You previously entered into the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with Nautilus dated December 30, 2020. Concurrently with the execution of this Agreement, you agree to enter into a new At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company attached hereto as Exhibit B (the “Company Confidentiality Agreement”).
8.At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company. Your employment with the Company is for no specified period and will continue to constitute at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Upon any termination of your employment relationship with the Company (or, if applicable, any other member of the Company Group), you will be deemed to have resigned from any and all officer and/or director positions held at the Company Group or any of its affiliates without any further action required by you, except that at the Board’s request, you agree to execute any documents reasonably necessary to reflect such resignations.
9.Taxes. The Company Group (or any affiliate thereof, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company Group (and any affiliate thereof, as applicable) is permitted to deduct or withhold, or require you to remit to the Company Group, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. The payments and benefits under this Agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. Any taxable reimbursements payable to you under this Agreement will be paid, less applicable withholdings, only with respect to expenses incurred while you are employed with the Company (or other Company Group member, if and as applicable), no later than the last day of your taxable year immediately following your taxable year in which the expense was incurred by you. No such amounts reimbursable to you in one taxable year of yours will affect the amounts reimbursable to you in another taxable year of yours. Notwithstanding any contrary Agreement provision, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without your consent or the consent of any other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any payments or benefits under this Agreement. In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company Group or any affiliate of the Company Group have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes imposed, or other costs incurred, as a result of Section 409A.
10.Additional Employment Provisions. During the term of your employment with the Company, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company Group hereunder. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company Group is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company Group. Nothing in this Agreement shall prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere or conflict with your duties or obligations to the Company Group, including under the Company Confidentiality Agreement. You agree not to bring any third party confidential information to the Company Group, including that of your former employer, and that in performing your duties for the Company Group you will not in any way utilize any such information. As an employee of a member of the Company Group, you will be expected to abide by the rules and standards of Nautilus and the Company (or any other member of the Company Group, as applicable). You agree that in the rendering of all services to the Company Group and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company Group.
11.Protected Activity Not Prohibited. Nothing in this Agreement or the Company Confidentiality Agreement (or any other Company agreement or policy) will prohibit you from engaging in any Protected Activity, as defined in the Company Confidentiality Agreement.
12.Representation by Counsel. You acknowledge that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only the Company Group in connection with this Agreement and any other agreements or transactions contemplated by this Agreement. You acknowledge that you have had the opportunity to review this Agreement and the transactions contemplated by this Agreement with your own legal counsel, tax advisors and other advisors. You are relying solely on your own counsel and advisors and not on any statements or representations of any member of the Company Group or its agents for legal or other advice with respect to the transactions contemplated by this Agreement. If an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or such party’s representatives drafted such provision.

13.Miscellaneous. This Agreement, together with the Company Confidentiality Agreement, the Amended Change in Control and Severance Agreement, and the equity awards granted to you under either of Nautilus’ 2021 Equity Incentive Plan or 2017 Equity Incentive Plan and the applicable award agreements thereunder, constitute the entire agreement between you and the Company Group regarding the material terms and conditions of your employment with the Company, and they supersede and replace all prior negotiations, representations or agreements between you and the Company Group. You understand and agree that your compensation set forth herein will be remuneration for all services rendered to the Company Group and accordingly, you will not be entitled to any additional compensation or benefits for services you provide to any other entity in the Company Group (including, without limitation, Nautilus). This Agreement will be governed by the laws of the State of California, but without regard to the conflicts of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the terms and conditions of your employment with the Company, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,
NAUTILUS SUBSIDIARY, INC.

By: /s/ Sujal Patel
Sujal Patel
Chief Executive Officer
NAUTILUS BIOTECHNOLOGY, INC.

By: /s/ Sujal Patel
Sujal Patel
Chief Executive Officer

Agreed to and accepted:

/s/ Subra Sankar
Subra Sankar
Dated: July 31, 2023

[Signature page to Confirmatory Employment Letter]

Exhibit A
Amended Severance Agreement

Exhibit B
Company Confidentiality Agreement